                                                                    Exhibit 6(a)

                   America's Senior Financial Services, Inc.
                        VALUE FINANCIAL - SENIOR FUNDING
                  15536 NW 77th Court - Miami Lakes, FL 33016
                                 (305)828-2599


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("this Agreement") is made effective as of January 2, 1998, by and between America's Senior Financial Services, Inc., ("the Employer"), of 15536 NW 77th Court, Miami Lakes, FL 33016, and Nelson A. Locke, ("the Employee"), of 15921 SW 14 Street, Pembroke Pines, FL 33027.

      A. Employer is engaged in the business of Mortgage Lending (Reverse and Forward Mortgages)

      B.    Employer desires to have the services of Employee.

      C.    Employee is willing to be employed by Employer.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Employee shall provide to Employer the following services: to act as President and Chairman of the Board of Directors in the full time daily management of all aspects of the continuing operation of America's Senior Financial Services; with his duties being soley defined by himself in his capacity as the majority shareholder of the firm.

2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at Miami Lakes, FL and at such other place(s) as the needs, business, or opportunities of the Employer may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee an annual salary of $70,000.00 payable in bi-weekly installments on Tuesday of every other week. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid.

4. COMMISSION PAYMENTS. In addition to the payments under the preceding paragraph, Employer will make commission payments to the Employee based on 100.00% of any amount that the president decides to pay himself as additional compensation for his efforts regarding any function of the management of America's Senior Financial Services, Inc. This commission will be paid bi-weekly, no later than 5 days after the payroll period that ended on the preceding Saturday.

5. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time.

6. VACATION. Employee is entitled to a minimum of four weeks paid vacation per calendar year, time to accrue for unused vacation, with additional vacation time to be allowed as needed at the President's sole discretion.

7. SICK LEAVE/PERSONAL BUSINESS. Employee shall be entitled to as much "sick" or "disability" time as is necessary due to employee's illness or injury.

All requests for sick days and personal days off shall be made by Employee in accordance with Employer policies in effect from time to time.

8. HOLIDAYS. Employee shall be entitled to the following holidays with pay during each calendar year:

      - New Year's Day
      - Memorial Day
      - Independence Day
      - Labor Day
      - Thanksgiving Day
      - Christmas Day

9. OTHER BENEFITS. Certain health, life, and disability insurance; autos to be provided at company expense to the employee and his spouse at no cost to them; certain dividends and a special performance bonus (of up to $50,000) to be paid at the sole discretion of the President; and other benefits including the use of corporate credit cards, as may arise from time to time at the sole discretion of the company president. RE: Stock Options - In any calendar year where the company's common stock "per share price" gains a minimum of 20%, the employee shall be eligible for stock options in an amount equal to 5% of his total common stock holdings at the end of the calendar year. Such options may be exersized at a cost of $1 per share, and may be paid for via interest free promissory note to the company. Such stock, when issued, shall be subject to all the required restrictions of rule 144 of the SEC.

10. TERM/TERMINATION. Employee's employment under this Agreement shall be for an unspecified term.

11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

        Employer:

                America's Senior Financial Services, Inc.
                Nelson A. Locke
                President
                15536 NW 77th Court
                Miami Lakes, FL 33016

         Employee:

                Nelson A. Locke
                15921 SW 14 Street
                Pembroke Pines, FL 33027

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This agreement supersedes any prior written or oral agreements between the parties.

13. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

14. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

                 Employer:

                              America's Senior Financial Services, Inc.



                              By: /s/ Nelson A. Locke
                                 ------------------------------------------
                                 America's Senior Financial Services, Inc.
                                 Nelson A. Locke, President

                 Employee:


                              By: /s/ Nelson A. Locke
                                 ------------------------------------------
                                 Nelson A. Locke




                                      -3-